Exhibit 10.7

US ONCOLOGY HOLDINGS, INC.

2004 LONG-TERM CASH INCENTIVE PLAN

1.             Purpose.  The mission of US Oncology Holdings, Inc. is, through the proposed merger of its wholly-owned subsidiary Oiler Acquisition Corp. with and into US Oncology, Inc., to increase access to and advance the delivery of high-quality cancer care in community-based settings throughout the United States. The Company understands that it must have a highly motivated, focused and committed management team and employee base to accomplish its mission and objectives.  The 2004 Long-Term Cash Incentive Plan has been established by the Company to:

(a)           attract and retain key employees of the Company and its Subsidiaries;

(b)           motivate participating key employees, by means of appropriate cash incentives, to achieve long-range goals;

(c)           provide incentive compensation opportunities which are competitive with those of other major corporations in its peer group;  and

(d)           further identify Participants’ interests with those of the Company’s stockholders through cash compensation alternatives based on the future value of the Company’s stock;

and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.

2.             Plan Benefits; Forfeiture of Units.

(a)           Upon a Qualified IPO or a Change of Control a Participant shall be paid cash in the amount of one Final Bonus Payment in respect of each of his Units.  Upon a Preferred Stock Redemption a Participant shall be paid cash in the amount of one Preferred Redemption Bonus Payment in respect of each of his Units.

(b)           A Participant will forfeit all of his Units for no consideration upon the termination of the Participant’s employment with the Company or its Subsidiaries other than due to the Participant’s death or Disability.  Upon the termination of the Participant’s employment due to the Participant’s death or Disability, the Participant will forfeit 50% of his Units for no consideration, but the remaining 50% of his Units shall be vested and the Participant shall remain entitled to the benefits of this Plan in respect of such vested Units.

3.             Effective Date; Term.

(a)           The Plan has been unanimously approved by all the stockholders of the Company and shall be effective as of the Effective Time.

(b)           This Plan will terminate following the payment in full of any Final Bonus Payments payable upon a Qualified IPO or Change of Control.  The Plan will not terminate upon the payment of Preferred Redemption Bonus Payments upon a Preferred Stock Redemption.

4.             Administration.  The Plan shall be administered by the Committee.  If for any reason there is no Committee, the duties of the Committee shall be performed by the Board.  Subject to the provisions of the Plan, the Committee shall have authority, in its sole discretion, to select Participants to receive awards of Units, to determine the time or times of receipt and to determine the number of Units covered by the awards.  The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, to modify such agreements, and to make all other determinations that may be necessary or advisable for the administration of the Plan.  Decisions of the Committee (including decisions regarding the interpretation and application of the Plan) shall be binding on the Company and on all Participants and other interested parties.  The Committee shall hold its meetings at such times and places as it deems advisable. A majority of the Committee shall constitute a quorum for a meeting. All determinations of the Committee shall be made by a majority of its members attending the meeting. Furthermore, any decision or determination reduced to writing and signed by all of the members of the Committee shall be as effective as if it had been made by a majority vote at a meeting properly called and held.

5.             Participation.  Subject to the terms and conditions of the Plan, the Committee shall from time to time determine and designate, in its sole discretion, the employees of the Company or its Subsidiaries who will participate in the Plan.  In the discretion of the Committee, a Participant may be awarded Units, and more than one award of Units may be granted to a Participant.  Except as otherwise agreed to by the Company and the Participant, any award under the Plan shall not affect any previous award to the Participant under the Plan or any other plan maintained by the Company or its Subsidiaries.  Notwithstanding the foregoing, the amount of any Final Bonus Payment or Preferred Redemption Bonus Payment that Participants receive in respect of Units will be affected by the number of Units then outstanding, and nothing in this Plan shall restrict the authority of the Committee to grant awards of Units to new or existing Participants after any previous grant of an award of Units.

6.             Units.  Subject to the provisions of Section 10, the number of Units available under the Plan for awards shall not exceed 100,000.  If any award under the Plan or any portion of an award shall terminate or be forfeited or cancelled, such Units shall again be available for award under the Plan, subject to the foregoing limit.  The maximum number of Units for award under the Plan to any single Participant shall be 100,000.

7.             Withholding of Taxes.  All awards and payments under the Plan are subject to withholding of all applicable taxes.  The Company shall have the right to deduct from all amounts paid in cash under the Plan any taxes required by law to be withheld with respect to such cash payments.

8.             Transferability.  Units awarded under the Plan are not transferable, except as designated by the Participant by will or by the laws of descent and distribution.

9.             Employee Status.  The Plan does not constitute a contract of employment or for services, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Subsidiary.

10.           Adjustments to Number of Shares Subject to the Plan.  In the event of any change in the outstanding shares of Common Stock or Preferred Stock by reason of any stock dividend, split, spinoff, recapitalization, reclassification, charter amendment, merger, consolidation, combination, extraordinary dividend, exchange of shares or other similar change, the Common Equity Value and the Preferred Equity Value shall be equitably and appropriately adjusted by the Committee, and the Committee may make such other adjustments as it deems appropriate, in all cases so that any such change in capitalization does not affect the value of Units awarded hereunder.

11.           Agreement With Company.  At the time of any awards under the Plan, the Committee will require a Participant to enter into an agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. In the event of any inconsistency or conflict between the terms of the Plan and the agreement, the terms of the Plan shall govern.

12.           No Funds Established.  It is not intended that awards under the Plan be set aside in a trust which would qualify as an employee’s trust within the meaning of Sections 401 or 402 of the Code, or in any other type of trust, fund, or separate account. The rights of any Participant and any person claiming under such Participant shall not rise above or exceed those of an unsecured creditor of the Company.

13.           Assignment.  Except as contemplated by Section 8, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits.

14.           Gender, Tense and Headings.  Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural.  Headings as used herein are inserted solely for convenience and reference and constitute no part of the construction of the Plan.

15.           Tax Consequences.  Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

16.           Severability.  In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

17.           Amendment and Termination of Plan.  The Board may at any time and in any way amend, suspend or terminate the Plan.  Notwithstanding the foregoing, no amendment,

suspension or termination of the Plan shall alter adversely or impair any Units previously awarded under the Plan without the consent of the holder thereof, and the Plan may not be amended to increase the number of Units available under the Plan for awards without the consent of all Participants.

18.           Definitions.  The following definitions are applicable to the Plan.

(a)           “1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

(b)           “Accreted Value” has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation.

(c)           “Aggregate Bonus Pool” means, as of any date, the lesser of (i) 5% of the Common Stock Value Increase or (ii) the quotient of (x) the sum of (A) the Annual Bonus Pool for each full fiscal year ending after January 1, 2004 for which the Company’s financial statements are then available, if any, plus (B) the Stub Period Bonus Pool, if any, divided by (y) the number of fiscal years (including the fraction of a fiscal year constituting the Stub Period) for which a Bonus Pool is included in (A) or (B) above.

(d)           “Annual Bonus Pool” means, for any fiscal year, the product of (i) Excess EBITDA for such fiscal year times (ii) eight times (iii) 40%.  Annual Bonus Pool may be a positive or negative number.

(e)           “Approved One Time Items” means one-time or non-recurring charges to the Company’s earnings, gains or losses which the Committee, in its sole discretion, reasonably determines should appropriately be excluded from and not taken into account in the calculation of EBITDA because they do not arise from the Company’s normal operating activities, including without limitation, and only as examples, (i) charges or expenses incurred as a result of or in connection with the merger of a subsidiary of the Company with and into US Oncology, (ii) charges or gains resulting from prepayment of financings, (iii) writeoffs of long-term assets or (iv) gains or losses upon dispositions of assets.

(f)            “Average Capital Employed” means, for any period, the arithmetic mean of the Capital Employed at the opening of business on the first day of the period, at the close of business on the last day of each fiscal quarter ending within the period, and at the close of business on the last day of the period (if not the last day of a fiscal quarter ending within the period).

(g)           “Board” means the Board of Directors of the Company.

(h)           “Bonus Pool” means an Annual Bonus Pool or a Stub Period Bonus Pool.

(i)            “Capital Employed” means, as of any date, the excess of (i) the sum of (x) the Common Equity Value, plus (y) the Preferred Equity Value, plus (z) the Outstanding Debt, over (ii) the Company’s consolidated cash and cash equivalents.

(j)            “Change of Control” has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation.

(k)           “Code” means the Internal Revenue Code of 1986, as amended.

(l)            “Committee” means the compensation committee of the Board (or, if there is no such committee, the Board committee performing equivalent functions), which from and after the date the Company registers any class of its equity securities under Section 12 of the 1934 Act, shall be comprised solely of two or more members of the Board who are (i) “non-employee directors” as defined under rules and regulations promulgated under Section 16(b) of the 1934 Act and (ii) “outside directors” as defined in Section 162(m) of the Code.  The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise.

(m)          “Common Equity Value” means, as of any date, the aggregate consideration paid to the Company in respect of the issuance of the shares of Common Stock then outstanding and the Conversion Constant Shares issuable in respect of the shares of Preferred Stock then outstanding (but excluding any other shares issuable or issued upon conversion of or otherwise in exchange for the Preferred Stock); provided, that Common Stock issued in exchange for or in respect of services provided or to be provided to the Company shall be deemed to have been issued for no consideration for purposes of the determination of Common Equity Value.  For the avoidance of doubt, Common Equity Value shall equal $1 in respect of (x) each share of Common Stock purchased pursuant to the Subscription Agreement and (y) the Conversion Constant Shares issuable in respect of each share of Preferred Stock purchased pursuant to the Subscription Agreement.

(n)           “Common Stock” means the Company’s Common Stock, par value $0.001 per share.

(o)           “Common Stock Value Increase” means, as of any date, the excess over Common Equity Value of:

(i)            if a Final Bonus Payment is being determined in connection with a Qualified IPO, the sum of (x) the product of (A) the number of shares of Common Stock outstanding immediately prior to the Qualified IPO Pricing Time plus the number of Conversion Constant Shares issuable in respect of the shares of Preferred Stock outstanding immediately prior to the Qualified IPO Pricing Time (but excluding any other shares issuable or issued upon conversion of or otherwise in exchange for the Preferred Stock) times (B) the per share price at which shares of Common Stock are to be sold to the public in the Qualified IPO (“Offering Price”), plus (y) the value of all options to acquire shares of Common Stock whose per share exercise price is less than the Offering Price,  which value shall be deemed to equal for any such option the product of (A) the number of shares of Common Stock that may be acquired pursuant to the exercise of such option times (B) the amount by which the Offering Price exceeds the per share exercise price of such option;

(ii)           if a Final Bonus Payment is being determined in connection with a Change of Control, the sum of (x) the product of (A) the number of shares of Common Stock outstanding immediately prior to the Change of Control plus the number of Conversion Constant Shares issuable in respect of the shares of Preferred Stock outstanding immediately prior to the Change of Control (but excluding any other shares issuable or issued upon conversion of or otherwise in exchange for the Preferred Stock) times (B) the per share cash consideration and Fair Market Value of the per share non-cash consideration to be received in the Change of Control transaction in respect of each outstanding share of Common Stock (“Acquisition Price”), plus (y) the value of all options to acquire shares of Common Stock whose per share exercise price is less than the Acquisition Price, which value shall be deemed to equal for any such option the product of (A) the number of shares of Common Stock that may be acquired pursuant to the exercise of such option times (B) the amount by which the Acquisition Price exceeds the per share exercise price of such option; or

(iii)          if a Preferred Redemption Bonus Payment is being determined, the excess of (x) the sum of (A) the Company’s cash and cash equivalents, plus (B) the product of (1) eight times (2) EBITDA for the Stub Period or, if there is no Stub Period, the last fiscal year, divided by the fraction of the fiscal year (up to and including one) included in the period for which EBITDA is being determined, over (y) the sum of (A) Preferred Equity Value plus (B) Outstanding Debt.

(p)           “Company” means US Oncology Holdings, Inc., a Delaware corporation.

(q)           “Conversion Constant Shares” means a number of shares of Common Stock equal to the Conversion Constant, as defined in the Company’s Amended and Restated Certificate of Incorporation.

(r)            “Disability” shall mean the inability of a Participant to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than one hundred eighty (180) days.  The Committee shall have sole discretion to determine whether a Participant has incurred a Disability for purposes of the Plan.

(s)           “EBITDA” means, for any period, the Company’s consolidated earnings before interest, taxes, depreciation, amortization, any other non-cash charges and Approved One Time Items, based upon the Company’s regularly prepared quarterly and annual financial statements, adjusted as necessary to reflect the application of the generally accepted accounting principles utilized by US Oncology in connection with the preparation of its 2003 annual financial statements.

(t)            “Effective Time” has the meaning given to such term in the Merger Agreement.

(u)           “Excess EBITDA” means, for any period, the product of (i) Excess ROIC for such period times (ii) Average Capital Employed for such period.  Excess EBITDA may be a positive or negative number.

(v)           “Excess ROIC” means, for any period, the amount, expressed as a percentage, equal to ROIC for such period less Forecast ROIC for such period.  Excess ROIC may be a positive or a negative number.

(w)          “Fair Market Value” means, as of any date, fair market value as determined by the Committee in good faith; provided, however, that the Fair Market Value of any Securities for which market quotations are readily available, as determined by the Committee in good faith, will be determined as of the close of business as of the last trading day ending prior to the date as of which the determination is being made, and shall mean (i) if the Securities are listed or admitted for trading on a national securities exchange, the reported closing sales price regular way, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Securities are listed or admitted for trading, or (ii) if the Securities are not listed or admitted for trading on a national securities exchange, (x) the closing transaction price of the Securities on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or, in the case no such reported transaction takes place on such day, the average of the reported closing bid and asked prices thereof quoted on NASDAQ, or (y) if the Securities are not quoted on NASDAQ, the average of the closing bid and asked prices of the Securities in the over-the-counter market, as reported by The National Quotation Bureau, Inc., or an equivalent generally accepted reporting service.

(x)            “Final Bonus Payment” means, as of any date, the quotient of (i) the excess, if any, of (x) the Aggregate Bonus Pool, over (y) the aggregate Preferred Redemption Bonus Payments previously paid under this Plan, divided by (ii) the number of Units then outstanding.

(y)           “Forecast ROIC” means, for any fiscal year, or portion thereof, the percentage set forth below:

Fiscal Year	Forecast ROIC

2004	14.5%
2005	12.5%
2006	14.2%
2007	15.9%
2008 and thereafter	18.0%

(z)            “Merger Agreement” means that certain Agreement and Plan of Merger dated as of March 20, 2004 made and entered into by and among the Company, Oiler Acquisition Corp. and US Oncology.

(aa)         “Outstanding Debt” means, as of any date, the Company’s consolidated outstanding debt, minus any accrued and unpaid interest thereon, determined in accordance with the generally accepted accounting principles utilized by US Oncology in connection with the preparation of its 2003 annual financial statements, and including obligations and liabilities under any synthetic leasing facilities.

(bb)         “Participant” means any employee of the Company or a Subsidiary to whom the Committee awards Units under the Plan.

(cc)         “Plan” means this 2004 Long-Term Cash Incentive Plan.

(dd)         “Preferred Equity Value” means, as of  any date, the aggregate Accreted Value of all shares of Preferred Stock then outstanding.

(ee)         “Preferred Redemption Bonus Payment” means, as of any date, the quotient of (i) the excess, if any, of (x) the product of (A) the Aggregate Bonus Pool times (B) 80% times (C) the Redemption Percentage, over (y) the aggregate Preferred Redemption Bonus Payments previously paid under this Plan, divided by (ii) the number of Units then outstanding.

(ff)           “Preferred Stock” means the Company’s Participating Preferred Stock, par value $0.001 per share.

(gg)         “Preferred Stock Redemption” means the declaration of a Special Dividend in respect of the Preferred Stock or the Company’s or any Subsidiary’s purchase or redemption, in whole or in part, of outstanding shares of Preferred Stock, other than any such purchase or redemption in connection with a Qualified IPO or Change of Control.

(hh)         “Redemption Percentage” means the excess of (i) 100% over (ii) the quotient, expressed as a percentage, of (x) the aggregate Accreted Value of all shares of Preferred Stock to remain outstanding after a Preferred Stock Redemption, divided by (y) $419,583,456.

(ii)           “ROIC” means, for any period, the quotient, expressed as a percentage, of (i) (x) EBITDA for such period divided by (y) Average Capital Employed for such period, divided by (ii) the fraction of the fiscal year (up to and including one) included in the period for which ROIC is being determined.

(jj)           “Qualified IPO” has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation.

(kk)         “Qualified IPO Pricing Time” has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation.

(ll)           “Securities” means equity securities or debt securities, including debt securities purchased in conjunction with or convertible into equity securities or some combination of equity or debt securities, capital stock, common stock, preferred stock, convertible securities, warrants, rights, options, puts, calls, partnership (general or limited) or joint venture interests, and member or limited liability company interests.

(mm)       “Special Dividend” has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation.

(nn)         “Stub Period” means, as of any date, the period beginning after the last fiscal year for which an Annual Bonus Pool can be calculated and ending on the most recent date for which the Company’s financial statements are then available.

(oo)         “Stub Period Bonus Pool” means, for any Stub Period, the product of (i) Excess EBITDA for the Stub Period times (ii) eight times (iii) 40% times (iv) the fraction of the fiscal year included in the Stub Period.  Stub Period Bonus Pool may be a positive or negative number.

(pp)         “Subscription Agreement” means the Stock Subscription and Exchange Agreement dated as of August 20, 2004 among the Company and the Purchasers named therein.

(qq)         “Subsidiary” means, during any period, any corporation or other entity of which 50% or more of the total combined voting power of all classes of stock (or other equity interests in the case of an entity other than a corporation) entitled to vote is owned, directly or indirectly, by the Company.

(rr)           “Unit” means a unit of participation in the Plan.

(ss)         “US Oncology” means US Oncology, Inc., a Delaware corporation.